UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
06/29/09

COLUMBIA BANKING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street
Tacoma, WA	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Information.

This Form 8-K is being filed for the purpose of updating the description of capital stock of Columbia Banking System, Inc. (“Columbia”) contained in the registration statement on Form 10 filed by Columbia pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission on June 8, 1992, and any amendment or reports filed for the purpose of updating that description.  The following summarizes the material features of Columbia’s capital stock and is subject to the provisions of Columbia’s Articles of Incorporation and Bylaws and the relevant portions of the Washington Business Corporation Act, or WBCA.

Description of Capital Stock

The authorized capital stock of Columbia presently consists of 63,032,681 shares of common stock and 2,000,000 shares of preferred stock, each with no par value.  As of May 31, 2009, 18,267,958 shares of common stock were issued and outstanding which included unvested shares of restricted stock and 168,057 shares were issuable upon exercise of outstanding stock options, approximately 1,486,058 shares were reserved for future issuance under our stock plans and 796,046 were subject to an outstanding warrant.  As of May 31, 2009, 76,898 shares of preferred stock were outstanding.

Common Stock

General

Holders of common stock have one vote per share on all matters submitted to a vote of our shareholders. There are no cumulative voting rights for the election of directors. In the event of a liquidation, dissolution or winding up of Columbia, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of shares of common stock have no preemptive, subscription, redemption, sinking fund or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends declared by our board of directors out of funds legally available therefore.  Our ability to pay dividends basically depends on the amount of dividends paid to us by our subsidiaries.  The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice.  In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements.  State laws also limit a bank’s ability to pay dividends.  Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.

     Holders of preferred stock and debt securities, however, have a priority right to distributions and payment over our common stock.  The dividend rights of holders of common stock are qualified and subject to the dividend rights of holders of outstanding preferred stock as described below.

Preferred Stock

General

The Articles of Incorporation authorize 2,000,000 shares of preferred stock, of which 76,898 shares are issued and outstanding, as discussed below.  Under our Articles of Incorporation our board of directors has the authority, without any further shareholder vote or action, to issue the remaining 1,923,102 authorized but unissued preferred stock in one or more series and to fix, determine or amend the relative rights and preferences of any series so established, within the limitations set forth by the WBCA, relating to the powers, designations, rights, preferences, and restrictions thereof, including but not limited to:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption terms;

•	liquidation preferences: and

•	the number of shares constituting each series.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

We have designated 76,898 shares of preferred stock as “Fixed Rate Cumulative Preferred Stock, Series A,” referred to as the senior preferred stock.   These shares were issued to the U.S. Department of the Treasury on November 21, 2008, pursuant to the Treasury’s Capital Purchase Program, or CPP.   The following is a summary of the rights and preferences of the issued and outstanding shares of the senior preferred stock.

Ranking

The senior preferred stock ranks senior to our common stock and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Dividend and Repurchase Rights

Cumulative dividends on shares of the senior preferred stock accrue on the liquidation preference of $1,000 per share at a rate of 5% per annum for the first five years following the date of issue, and at a rate of 9% per annum thereafter, if, as and when declared by our board of directors out of funds legally available therefor.  Dividends will be payable in arrears on the 15th day of February, May, August and

November of each year.  Unpaid dividends are compounded (i.e., dividends are paid on the amount of unpaid dividends). The senior preferred stock has no maturity date and ranks senior to our common stock with respect to the payment of dividends and distributions.

As long as the senior preferred stock is outstanding, Columbia will not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred stock, unless all dividends on the senior preferred stock have been paid in full.

Until the earlier of the third anniversary of the Treasury’s investment or the date on which the Treasury has transferred all of the senior preferred stock to unaffiliated third parties or such stock is redeemed in full, Columbia may not, without the consent of the Treasury, increase the amount of cash dividends on our common stock.  The Treasury’s consent is not required where dividends on common stock are payable solely in shares of Columbia common stock.

The Treasury’s consent will be required for any repurchase of Columbia common stock or other capital stock or other equity securities of Columbia or any trust preferred securities, other than repurchases of the senior preferred stock and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For so long as the Treasury continues to own any senior preferred stock, Columbia may not repurchase any shares of senior preferred stock from any other holder of such shares unless we offer to repurchase a ratable potion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Redemption

Subject to the approval of the Board of Governors of the Federal Reserve System, the senior preferred stock is redeemable, in whole or in part, at any time and from time to time, at Columbia’s option; provided, however, that at least 25% of the liquidation value of the senior preferred stock is paid.  All redemptions must be at 100% of the issue price plus any accrued and unpaid dividends, and will be subject to the approval of our primary federal banking regulator.

Conversion

Shares of senior preferred stock are not convertible.

Rights Upon Liquidation

The senior preferred stock ranks senior to our common stock with respect to amounts payable upon our liquidation, dissolution and winding up, and will rank pari passu with preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Voting

The senior preferred stock is non-voting, other than class voting rights on:

•	any authorization or issuance of shares ranking senior to the seniorpreferred stock;

•	any amendment to the rights of the senior preferred stock; or

•	any merger, exchange or similar transaction which would adversely affectthe rights of the senior preferred stock.

If dividends on the senior preferred stock are not paid in full for six dividend periods, whether or not consecutive, the holder of the senior preferred stock will have the right to elect two directors.  The right to elect directors ends when full dividends have been paid for four consecutive dividend periods.

Warrant to Purchase Common

In connection with our issuance of the senior preferred stock, Columbia issued a warrant to the Treasury pursuant to the CPP.  The warrant grants the holder the right to purchase up to 796,046 shares of our common stock, on the terms and conditions set forth in the Securities Purchase Agreement and related warrant.

Antitakeover Effects of Certain Provisions in our Articles, Bylaws and Washington Law

Some provisions of our Articles of Incorporation, our Bylaws, and Washington law may be deemed to have an antitakeover effect and may collectively operate to delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions include:

Preferred Stock Authorization

Our board of directors, without shareholder approval, has the authority under our Articles of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock.  As a result, preferred stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of Columbia or make removal of management more difficult.

Articles of Incorporation Limitation on Business Combinations

Our Articles of Incorporation include certain provisions that could make more difficult the acquisition of Columbia by means of a tender offer, a proxy contest, merger or otherwise. These provisions include: (a) certain non-monetary factors that our board of directors may consider when evaluating a takeover offer, as described below, and (b) a requirement that any “Business Combination” (as defined in the Articles of Incorporation) be approved by the affirmative vote of no less than 66 ⅔% of the total shares attributable to persons other than a “Control Person” (as defined in the Articles of Incorporation), unless certain conditions are met.

Our Articles of Incorporation allow our board of directors to consider non-monetary factors in evaluating certain takeover bids. Specifically, the Articles of Incorporation allow the board of directors, in determining what is in the best interests of Columbia and its shareholders, to consider all relevant factors, including, without limitation, the social and economic effects on its employees, customers, suppliers and other constituents of Columbia and its subsidiaries and on the communities in which we and our subsidiaries operate or are located.

The requirement for “Super-Majority” approval of certain business transactions does not apply if our board of directors has approved the transaction or if certain other conditions concerning non discrimination among shareholders,  receipt of fair value and the mailing of a proxy statement responsive to the requirements of the Exchange Act to our public shareholders, are satisfied.

The matters described above may have the effect of lengthening the time required for a person to acquire control of Columbia through a tender offer, proxy contest, or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of Columbia. This could deprive our shareholders of opportunities to realize a premium for their Columbia stock, even in circumstances where such action was favored by a majority of our shareholders.

In addition to the provisions contained in our Articles of Incorporation, Washington law also requires prior approval by a majority of the board of directors of a target company in certain acquisition transactions. Washington law prohibits corporations that have a class of voting stock registered under the Exchange Act, such as Columbia, from engaging in any “Significant Business Transaction” (defined to include mergers or consolidations, certain sales, termination of 5% or more of a corporation’s employees, sales of assets, liquidation or dissolution, and other specified transactions) for a period of five years after a person or group acquires 10% or more of a corporation’s outstanding voting stock, unless the acquisition is approved in advance by a majority vote of the board of directors, or, at or subsequent to the acquiring person or group’s acquisition of shares of the corporation, such Significant Business Transaction is approved by a majority vote of the target corporation’s board of directors and authorized by the affirmative vote of at least two-thirds of the corporation’s outstanding voting shares (except those beneficially owned or under voting control of the acquiring person).

Amendment of Articles of Incorporation and Bylaws

Under the WBCA, the Articles of Incorporation of Columbia, as a “public” company, may be amended upon the affirmative vote of the holders of a majority of our outstanding voting stock. However, the provisions of Article 9 of our Articles of Incorporation, relating to Business Combinations (as defined in the Articles of Incorporation), may not be amended or repealed without the affirmative vote of 66 2/3% of our outstanding voting stock. Our board of directors may make certain amendments, as listed in the WBCA, to the Articles of Incorporation without shareholder approval. Our board of directors may, by a majority vote, amend or repeal our Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: June 29, 2009	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer